FOR IMMEDIATE RELEASE

    Fort Pierce, Fla, September 18, 1995 -- Florida Gaming Corporation (NASDAQ Small Cap-"BETS") today announced that the Company has agreed to provide up to $5 million in financing to the Rincon, San Luiseno Band of Mission Indians. Proceeds of the loan will be used for working capital for the River Oaks Casino, which the Rincon Band currently owns and operates in San Diego County, California.

     The Loan Agreement will take effect when at least 400 gaming machines are in operation at the Casino. Florida Gaming has agreed to make up to $5 million available to the Rincon Band during the seven-year term of the Agreement. In lieu of interest on the loan, Florida Gaming will receive a royalty during the term of the Loan Agreement equal to 12-1/2 percent of all gaming revenues of the Casino other than from gaming machines, plus 12-1/2 percent of the "Drop" or "Handle" from gaming machines during the first five years and 11 percent during the sixth and seventh years of the Loan Agreement. Florida Gaming has also agreed to grant the Rincon Band 25,000 shares of its common stock in two annual installments when the Loan Agreement takes effect. Florida Gaming also agreed to advance $120,000 to the Rincon Band in September, which will represent an initial draw on the loan if the Loan Agreement takes effect.

     The operation of gaming machines at the Casino is currently prohibited by a preliminary injunction issued by the United States District Court for Southern California. The injunction was sought by the United States Attorney for Southern California, based upon federal circuit court decisions that the operation of gaming machines by Native American tribes in California was prohibited by the Indian Gaming Regulatory Act because gaming machines were prohibited by California law, and to date California Governor Wilson has refused to enter into a gaming compact with California tribes. Since the preliminary injunction was imposed on the Rincon Band, the United States Court of Appeals has agreed to review its prior decisions in light of a recent California appellate court decision that California law permits the operation of gaming machines by the California Lottery, contributing to the uncertain parameters of Indian gaming in California.

     The Rincon Band plans to request a hearing in the U.S. District Court at the earliest possible date to consider the lifting of the injunction. This request is based on the Rincon Band's belief that it now complies with all conditions for the operation of gaming machines under the Indian Gaming Regulatory Act. As part of this effort, the Rincon Band has now assumed direct management of the Casino, is completing a settlement with the former third-party managers of the Casino, and has entered into the Loan Agreement with Florida Gaming. No hearing date has been set, and there can be no assurance that the injunction will be lifted. The lifting of the injunction would place the Rincon Band in a position comparable to the three other Native American tribes in San Diego County and the 22 other tribes in California that already operate Casinos with gaming machines.

     W. Bennett Collett, Chairman of Florida Gaming, stated, "We believe that San Diego County (population 2.7 million) is one of the most promising leisure and gaming markets in the country. Florida Gaming is very pleased to be involved with the Rincon Tribe in this endeavor. If the pending legal issues can be resolved in a timely manner, the Rincon River Oaks Casino could be in full operation within a few weeks."

     Florida Gaming announced on June 26, 1995, an Agreement with Centrum X Corporation that gives Florida Gaming right of first refusal in a joint venture to build and manage a casino on the Tonkawa Indian Tribe reservation in Oklahoma. If Florida Gaming exercises its right of refusal, the Tonkawa Management Agreement will be transferred by Centrum X to a newly-formed corporation to be 80% owned by Florida Gaming and 20% by Centrum X and its associates.

     On August 28, 1995, Florida Gaming Corporation announced the signing of a Management Agreement with the Ponca Indian Tribe of Nebraska to build and operate a casino in Douglas County (Omaha) for Class II and Class III gaming as authorized by the Indian
Gaming Regulatory Act. Under the Agreement, the Ponca Tribe will receive 70% of the net revenues from gaming, with Florida Gaming receiving 30%. The Management Agreement has a 5-year term beginning upon the commencement of gaming at the facility. The Agreement, is subject to approval by the National Indian Gaming Commission, the acquisition of land that can be taken in trust under the Indian Gaming Regulatory Act as the site for the facility, the execution of definitive financing agreements, and certain other conditions. Under the Indian Gaming Regulatory Act, certain gaming activities are also subject to the negotiation of a compact between the Ponca Tribe and the State of Nebraska.

     Florida Gaming Corporation also owns and operates Jai-Alai and Inter-Track Wagering (I.T.W.) Pari-Mutuel facilities in Fort
Pierce, Florida.

Contact: W. Bennett Collett, Chairman, or Timothy L. Hensley,
Executive Vice President, (502) 589-2000 or (407) 464-7500.